Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

KeyCorp CFO Jeffrey B. Weeden to Retire

Weeden Will Retire Effective June 30, 2013

CLEVELAND, May 10, 2013 – KeyCorp (NYSE: KEY) today announced that Jeffrey B. Weeden, Chief Financial Officer, has informed the Company of his plan to retire after nearly 11 years in the role. Mr. Weeden intends to work closely with Key’s Management to ensure a smooth and successful transition of his responsibilities.

“For more than a decade, Jeff has played an important role in helping Key navigate the financial crisis and a changing regulatory environment,” said KeyCorp CEO Beth Mooney. “Key has emerged stronger and in a much better financial position thanks to his efforts. The Board of Directors and I thank Jeff for his many contributions to Key and wish him all the best in his future endeavors.”

Mr. Weeden said, “I am proud to have been a part of the KeyCorp team, and feel honored to have worked alongside a team of talented professionals. I look forward to assisting management as needed during this transition period.”

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About KeyCorp

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately $89.2 billion at March 31, 2013.

Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 14 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com